Exhibit 23.1

[LETTERHEAD OF BORDEN LADNER GERVAIS LLP]

October 22, 2003

We hereby consent to the inclusion of our tax opinion in the Notice of Extraordinary General Meeting and Management Information Circular of Pivotal Corporation (“Pivotal”) under the heading “Income Tax Considerations” filed as Exhibit 99.1 to the Form 8-K of Pivotal dated October 24, 2003 and incorporated by reference into the Registration Statements of Pivotal on Form S-8 (No. 333-42460, 333-39922, 333-93607). In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ BORDEN LADNER GERVAIS LLP